SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A
                                 (Rule 14A-101)

                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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[ ] Soliciting Material Pursuant to               by Rule 14a-6(e)(2)
    Rule 14a-11(c) or Rule 14a-12


                               VENATOR GROUP, INC.
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                (Name of Registrant as Specified In Its Charter)


                             GREENWAY PARTNERS, L.P.
                               GARY K. DUBERSTEIN
                                ANDREW P. HINES
                               ALFRED D. KINGSLEY
                                  HOWARD STEIN
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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                                                              July 6, 1999

GREENWAY
PARTNERS

                                   VOTE GREEN

             VOTE FOR THE GREENWAY NOMINEES ON THE GREEN PROXY CARD
       ALSO, VOTE FOR PROPOSALS #3 (Name Change) and #4 (End Poison Pill)


                                                             June 30, 1999


Dear Fellow Shareholder:

         Venator Group, Inc. (formerly Woolworth Corporation) sent out a letter dated June 28, 1999 which, in our view, derides our concept of being "watchdogs" on the Company's Board of Directors and claims there is no reason to have us as "watchdogs" on the Board.

         We beg to differ. As the beneficial owner of in excess of 19,000,000 shares (over 14%), the Greenway Group has grown increasingly alarmed over the performance of the Company. Please consider our accompanying material that shows what we believe to be disturbing facts about the Company's long term performance. Also, enclosed is information about the new employment agreement the Board has approved for Roger N. Farah, Chairman of the Board and Chief Executive Officer, who signed the June 28, 1999 letter which states: "We see no reason to have Greenway's four self-proclaimed `watchdogs' on your Board and believe they would only prove disruptive."

                          WE SEEK A VOICE. NOT CONTROL.

         As the largest shareholder it gives us no pleasure to be as concerned as we are about the Company and our very significant investment in its shares. Although the Company's June 28 letter notes the percentage increase in the stock price in the five months from January 29, 1999 when it was $5-1/8, we are among those who were deeply disturbed when the stock dropped down to that level and then fell further to as low as $3-3/16 on February 18, 1999. We sincerely hope that Mr. Farah and his management team are correct in stating as they did in their June 28 letter that their business plan "has credibility" and "is producing value".

         We seek election to the Board to try and assure just that. If all the members of our slate win, we would have only four out of eleven votes at a Board meeting. In other words, we would not have control. We would have but a voice. A chance to question and to be vigilant on behalf of all shareholders. That is all we ask. Far from being disruptive, we plan to be constructive--to help our investment and yours.



Greenway Partners, L.P.       277 Park Avenue          New York, NY  10172
                 Tel.(212) 350-5100          Fax(212) 350-5253
                      SEE OUR WEB PAGE AT WWW.GREENWAY.COM

#764247 v1.

                     OVER 19,000,000 REASONS TO WORK HARDER

         No doubt, management's nominees have very fine backgrounds. We just think we have over 19,000,000 additional reasons to work harder at being directors. Ultimately, of course, that decision is up to our fellow shareholders.

         We urge our fellow shareholders to join with us by signing and returning the GREEN proxy card.

|X| Vote FOR our Nominees: Gary K. Duberstein, Andrew P. Hines, Alfred D. Kingsley and Howard Stein.

|X| Vote FOR our Proposal #3 recommending that the Company change its name back to Woolworth Corporation.

|X| Vote FOR our Proposal #4 recommending that the Company terminate its poison pill rights plan and not introduce any new such plan without the affirmative vote of the Company's shareholders.

         If you previously voted on a management proxy card, you have every legal right to change your vote. ONLY YOUR LATEST DATED PROXY CARD WILL COUNT. While we seek your support for our Proposals, remember they are non-binding advisory proposals. In our mind, the most important vote is the one for election to the Board. That is the vote we most want from our fellow shareholders. We hope we can count on you.

                                                    Very truly yours,

                                                    GREENWAY PARTNERS, L.P


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             If you have any questions about executing your proxy or

                       require assistance, please contact:

                            GARLAND ASSOCIATES, INC.

                              Call: (212) 866-0095

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